UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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SCHEDULE 13D

Under the Securities and Exchange Act of 1934

(Amendment No. _____)*

E-Book Network, Inc.

______________________________________________________________________________________________

(Name of the Issuer)

Common Stock

______________________________________________________________________________________________

(Title of Class Securities)

65-1082270

______________________________________________________________________________________________

(CUSIP NUMBER)

Eric P.  Littman

7695 SW 104th Street

Suite 210

Miami, FL 33156

305-663-3333

______________________________________________________________________________________________

(Name, Address, and Telephone Number or Person Authorized

to Receive Notices and Communications)

September 27, 2002

______________________________________________________________________________________________

(Date of Event which Requires Filing of this Statement)

If the filing  person has  previously  filed a statement on Schedule 13G to report the  acquisition  that is the subject of this Schedule 13D, and is filing this  schedule  because  of Rule  13d-1(e),  13d-1(f)  or  13d-1(g),  check  the following box [_].

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*    The  remainder  of this  cover  page  shall be filled  out for a  reporting person's  initial  filing on this form with respect to the subject class of securities,  and for any subsequent amendment containing  information which would alter disclosures provided in a prior cover page.

The  information  required on the remainder of this cover page shall not be deemed to be "filed"  for the purpose of
Section 18 of the  Securities  Exchange Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  see the Notes).

CUSIP No.65-1082270                    13D                   Page 2 of 5 Pages

______________________________________________________________________________________________

1.     Names of Reporting Persons.

        I.R.S. Identification Nos. of above persons (Entities Only)

        Susan Parker

2.    Check the Appropriate Box if a Member of a Group* (See Instructions)

        N/A

3.    SEC Use Only

4.    Source of Funds*

       Personal

5.   Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)           [_]

6.    Citizenship or Place of Organization

        USA

Number of

7.

Sole Voting Power

20,000,000

Shares Bene-

ficially by

8.

Shared Voting Power

N/A

Owned by Each

Reporting

9.

Sole Dispositive Power

20,000,000

Person With

10.

Shared DispostivePower

N/A

11.   Aggregate Amount Beneficially Owned by Each Reporting Person

        20,000,000

12.   Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*

13.   Percent of Class Represented by Amount in Row (11)

        90.59%

14.   Type of Reporting Person (See Instructions)

         IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.65-1082270                   13D                   Page 3 of 5 Pages

______________________________________________________________________________________________

Item 1.  Security and Issuer.

Common Stock

E-Book Network, Inc.

14790 SW 21st Street, Davie, FL 33325

Item 2.  Identity and Background.

(a)

Susan Parker

(b)

14790 SW 21st Street, Davie, FL 33325

(c)

Consultant

(d)

No

(e)

No

(f)

USA

Item 3.  Source and Amount of Funds or Other Consideration.

Personal

$15,000

Item 4.  Purpose of Transaction.

(a)

Founder of Issuer

(b)

N/A

(c)

N/A

(d)

N/A

(e)

N/A

(f)

N/A

(g)

N/A

(h)

N/A

(i)

N/A

(j)

N/A

CUSIP No.65-1082270                   13D                   Page 4 of 5 Pages

______________________________________________________________________________________________

Item 5.  Interest in Securities of the Issuer.

(a)

20,000,000 (90.59%)

(b)

20,000,000 (90.59%)

(c)

N/A

(d)

N/A

(e)

N/A

Item 6.  Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

None

Item 7.  Material to be Filed as Exhibits.

None

CUSIP No.65-1082270                   13D                   Page 5 of 5 Pages

______________________________________________________________________________________________

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 27, 2002

Date

/s/ Susan Parker

Signature

Susan Parker/Preseident

Name/Title

Attention.  Intentional  misstatements  or omissions of fact constitute  federal criminal violations (see 18 U.S.C. 1001).